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                                                                                                                      EXHIBIT 12
                                             THE LUBRIZOL CORPORATION AND SUBSIDIARIES
                                         Computation of Ratio of Earnings to Fixed Charges
                                        (all amounts except ratios are shown in thousands)

                                  Three Months Ended                      Year Ended December 31,
                                  -------------------    ----------------------------------------------------------------------
                                  3/31/95     3/31/94      1994             1993             1992            1991        1990
                                  -------     -------    --------         --------         --------         -------    --------
Pretax income                     $73,668     $63,848    $251,459         $119,651         $177,144       $178,140    $271,212
Deduct earnings of less than
  50% owned affiliates (net of
  distributed earnings)
  included in pretax income        (3,331)     (3,861)       (871)          (2,354)               9         (3,796)     (3,659)
Add losses of less than 50%
  owned affiliates included
  in pretax income                    165                     490           20,492            2,783             53         482

Add fixed charges excluding
  capitalized interest              2,074         832       3,149            4,154            3,615          7,738       6,049
Add previously capitalized
  interest amortized during
  period                                                      452              268              162             96           6
                                  -------     -------    --------         --------         --------         -------   --------

"Earnings"                        $72,576     $60,819    $254,679         $142,211         $183,713        $182,231   $274,090
                                  =======     =======    ========         ========         ========        ========   ========

Gross interest expense
  including capitalized
  interest ("Fixed Charges")      $ 2,884     $ 1,585    $  6,922         $  6,292         $  4,981         $ 9,049   $  7,070

Ratio of earnings to fixed
  charges                            25.2        38.4        36.8             22.6             36.9            20.1       38.8

Special Adjustments
- -------------------
"Earnings"                        $72,576     $60,819    $254,679         $142,211         $183,713        $182,231   $274,090

Plus special charges                                                        86,303

Less Genentech gain               (13,106)    (11,512)    (41,235)         (42,443)                                   (101,921)
Plus Agribusiness write-off                                                                                              9,734
                                  -------     -------    --------         --------         --------         -------   --------

Adjusted "earnings"               $59,470     $49,307    $213,444         $186,071         $183,713        $182,231   $181,903
                                  =======     =======    ========         ========         ========        ========   ========

Ratio of adjusted earnings
  to fixed charges                   20.6        31.1        30.8             29.6             36.9            20.1       25.7
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